Exhibit 99.2

AON MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information which AON’s management believes is relevant to an assessment and understanding of AON’s results of operations and financial condition. You should read the following discussion and analysis of AON’s financial condition and results of operations together with AON’s condensed consolidated unaudited financial statements as of June 30, 2023 and for the six months ended June 30, 2023 and 2022, and its audited consolidated financial statements as of and for the years ended December 31, 2022 and 2021, together with the related notes thereto, included in this Current Report on Form 8-K.This discussion and analysis should also be read together with the description of AON’s business in the section entitled “Information About AON” in the proxy statement/prospectus of Digital Transformation Opportunities Corp., dated July 18, 2023, which is available on the SEC’s website at www.sec.gov. (the “Proxy Statement/Prospectus")

Certain of the information contained in this discussion and analysis or set forth elsewhere in this Report on Form 8-K, including information with respect to plans and strategy for AON’s business, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the section entitled “Risk Factors,” in the Proxy Statement/Prospectus. AON’s actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. You should carefully read the section entitled “Risk Factors” to gain an understanding of the important factors that could cause actual results to differ materially from AON’s forward-looking statements. Please also see the section entitled “Cautionary Note Regarding Forward-Looking Statements” in the Proxy Statement/Prospectus.

Unless otherwise indicated or the context otherwise requires, references in this AON Management’s Discussion and Analysis of Financial Condition and Results of Operations section to “AON,” “we,” “us,” “our,” the “Company,” and other similar terms refer to AON prior to the Business Combination and to New AON and its consolidated subsidiaries after giving effect to the Business Combination.

Overview

Since its inception in 2018, AON has offered an innovative model of physician-led, community-based oncology management. AON preserves and elevates community oncology by helping its physicians navigate the complex healthcare landscape, providing them an efficient platform to work autonomously and thrive, and most importantly, improving the quality of patient care that is being delivered. We are an alliance of physicians and veteran healthcare leaders partnering to ensure the long-term success and viability of oncology diagnosis and treatment in community-based settings. As of June 30, 2023, we have approximately 102 physicians and 92 advanced practice providers across 78 locations in 18 states and the District of Columbia. Our robust platform provides oncology practices with comprehensive support, access to revenue- diversifying adjacent services and practice management expertise to empower physicians to make cancer care better for every patient.

Our mission is to provide the best cancer care that is affordable and close to where patients live and work. We believe the key to accessible and equitable healthcare lies in the strength of community healthcare practices and we are committed to closing the gap in cancer care to ensure every patient has access to the optimal care needed to help in their fight against cancer. To accomplish this, we have practices in some of the most densely populated cities as well as rural areas where medical resources are scarce. We deliver cancer care innovation by bringing new treatments to the forum and also by ensuring access to the necessary adjacent services to provide comprehensive quality cancer care and preserving the delivery of personalized cancer care in the community oncology setting.

Through access to care-enhancing patient services such as a centralized specialty pharmacy, wide ranging clinical lab and pathology services, a fully integrated technology platform anchored by an oncology- specific electronic medical record system, as well as a caring management team and a variety of financial assistance programs, our patients receive expert cancer care at each of our clinics.

We provide patients a variety of services to enhance patient care throughout the healthcare journey: high-quality and timely laboratory services for routine and specialized testing; in-house professional and technical pathology services providing complete, accurate and timely pathology reports; in-house specialty pharmacy with patient education, financial assistance, and 24/7 patient assistance; and care management support services including nutrition guidance.

As the future of healthcare continues to transition from volume to value, we are at the forefront of this initiative by ensuring we remain focused on care quality over care quantity and maintaining a patient-first mentality. Through an integrated system of seamless communication, coordination and patient care for better health outcomes, AON practices benefit from decreased expenditures through the implementation of centralized administrative services, processes, and technologies designed to support effective decision- making such as optimal pricing on drugs and medical supplies. Our patients benefit through our 24/7 clinical care support leading to a reduction in unnecessary emergency room visits and admissions and enhanced care quality. Ultimately, the payors benefit from more efficient delivery of high-quality, comprehensive services comparable to any hospital system at a lower cost point.

Though our network spans the country, our clinicians are interconnected and focused on driving change not just at their local clinics, but throughout our network. Our Network Practices not only unite in collaboration through a physician advisory board, but they also remain at the forefront of new discoveries and findings by expanding and improving cancer treatment options for every patient through a Pharmacy and Therapeutics Committee that continuously updates its formulary in real time as advanced therapeutics come to market and through participating in clinical research to ensure we remain on the cutting edge of cancer protocols. Patients benefit from convenient access to clinical trials that we participate in without the need to travel to large cities or tertiary cancer care facilities, and personalized care by matching a patient’s cancer to a tailored therapy using molecular profiling.

We have invested significantly in a resilient, integrated technology platform to support the practices which includes a fully integrated electronic health record and a robust decision support tool and analytics engine. Our development of compliance materials ensures consistency and optimal patient experiences that meets or exceeds the Office of Inspector General (“OIG”) guidelines.

We believe that our position in the market and focus on elevating the state of oncology care with our affiliated providers bodes well for future growth. Our proprietary technology platform supports this growth and enables the Network Practices to standardize and deliver consistent care at scale. We believe that our model will support growth into new markets and allow us to continue to service more patients across the United States.

The Business Combination

On June 14, 2023, DTOC, AON, AON Class C Preferred Investor entered into the Business Combination Agreement (which further amended and restated the Business Combination Agreement entered into by DTOC and AON as of October 5, 2022, and amended and restated on January 6, 2023 and April 27, 2023). As a result of the transactions contemplated by the Business Combination, the combined company will be organized in an umbrella partnership C corporation structure, in which substantially all of the assets and the business of the combined company, New AON, will be held by AON. In particular, the Business Combination Agreement provides that, upon the terms and subject to the conditions thereof, the Business Combination will be implemented as follows:

•	DTOC will commence, and use its commercially reasonable efforts to consummate as of immediately prior to the adoption of the Amended and Restated AON LLC Agreement, an offer to employees of AON to exchange, at the election of each such employee, each outstanding AON Class B-1 unit held by such employee for a number of newly issued shares of New AON Class A common stock equal to the applicable Per Company Unit Exchange Ratio;

•	on the closing of the Business Combination (the “Closing”), AON will adopt the Amended and Restated AON LLC Agreement to reclassify:

•	existing AON Class A Units and AON Class A-1 Units into a single class of AON common units that are later exchangeable on a one-to-one basis for shares of New AON Class A common stock at an exchange ratio equal to the Per Company Unit Exchange Ratio;

•	existing AON Class B Units into AON common units at an exchange ratio equal to the Per Company Class B Unit Exchange Ratio;

•	existing AON Class C Units into the number of AON Series A Preferred Units equal to the Per Company Class C Unit Exchange Ratio;

as of the date of this Current Report on Form 8-K, (i) the Per Company Unit Exchange Ratio at which existing AON Class A Units and AON Class A-1 Units will be reclassified is estimated to equal 2,524 AON Common Units, (ii) the Per Company Class B Unit Exchange Ratio at which existing Class B-1 Units will be reclassified is estimated to equal 2,524 AON Common Units, and (iii) the Per Company Class C Unit Exchange Ratio at which existing AON Class C Units will be reclassified is estimated to equal 2,705 AON Series A Preferred Units; upon the Closing, AON plans to convert on such terms and in such manner as determined by the AON Board of Managers, profit pool units of certain of AON’s subsidiaries into an equal number of (i) AON Common Units and (ii) shares of New AON Class B common stock, which together are exchangeable into shares of New AON Class A common stock (the “Practice Profit Pool Shares”). The number of Practice Profit Pool Shares issuable will be determined prior to Closing and will be equal to 5% of the $350 million AON enterprise value (minus the Company Closing Indebtedness and plus the Company Closing Cash (as such terms are defined in the Business Combination Agreement)) divided by $10;

•	on the Closing and substantially concurrently with the adoption of the Amended and Restated AON LLC Agreement, New AON will amend and restate its charter (the “Proposed Charter”) to provide for the (a) conversion of all existing shares of DTOC Class B common stock into shares of New AON Class A common stock on a one-to-one basis, (b) amendment of the terms of New AON Class B common stock to provide holders voting rights but no economic rights and (c) designation of the New AON Series A Preferred Stock with such rights and preferences as provided for in the New AON Series A Certificate of Designation and authorization of such number of shares of New AON Series A preferred stock based on the Per Company Class C Unit Exchange Ratio; and

•	on the Closing and following the adoption of the Proposed Charter and filing of the New AON Series A Certificate of Designations, (a) AON will issue AON Common Units to New AON in exchange for a combination of cash and shares of New AON Class B common stock (and Class B Prefunded Warrants if any holders of AON Common Units make an election to receive Class B Prefunded Warrants in lieu of shares of New AON Class B common stock), (b) New AON will be admitted as a member of AON, (c) AON will distribute shares of New AON Class B common stock or Class B Prefunded Warrants, as applicable, to AON equityholders, (d) New AON will reserve a specified number of additional shares of New AON Class A common stock for issuance after the Closing to eligible recipients, (e) Merger Sub will merge with and into the AON Class C Preferred Investor whereby the separate existence of Merger Sub will cease and New AON will issue a number of shares of New AON Series A Preferred Stock equal to the number of AON Series A Preferred Units held by the AON Class C Preferred Investor to AEA Growth Management LP, the parent of AON Class C Preferred Investor (“AEA Growth”) in exchange for all the shares of common stock held by AEA Growth in the AON Class C Preferred Investor (the “First Step”), (f) promptly after the First Step, the AON Class C Preferred Investor will merge with and into New AON whereby the separate existence of the AON Class C Preferred Investor will cease and New AON will hold all the AON Series A Preferred Units and (g) from and after the Closing (but subject to lock-up restrictions), the AON common equityholders (other than New AON) will have the right (but not the obligation) to exchange AON Common Units together with an equal number of shares of New AON Class B common stock (whether held directly or indirectly through Class B Prefunded Warrants), for shares of New AON Class A common stock.

We expect the Business Combination to be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, DTOC is expected to be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on AON’s directors comprising a majority of the board seats for New AON’s board of directors, AON senior management comprising substantially all of the senior management of the post-combination company, and AON comprising the substantive operations pre-combination as well as the ongoing operations of the post-combination company. Accordingly, for accounting purposes, the financial statements of the combined entity will represent a continuation of the financial statements of AON with the Business Combination being treated as the equivalent of AON issuing stock for the net assets of DTOC, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded.

Key Factors Affecting Performance & Non-GAAP Measures

Factors Affecting Our Revenues

There are many factors that drive patient service revenues; however, we focus on certain key metrics such as:

•	Total patient encounters which include initial consultations and treatments, new patient encounters, recurring patient encounters and treatments, and cancer vs non cancer patients.

•	Patient referrals which are also an important driver of patient service revenue; we manage the referral pipeline locally through the coordinated efforts of our physician liaisons working with our physicians to market our practices by visiting referral sources such as, primary care providers and other medical specialties.

Factors Affecting Our Operating Costs

Operating costs are primarily dependent upon factors such as:

•	The cost of prescription drugs used in our treatment plans which include both intravenous and oral oncolytics. The management of these costs are a critical component of our business as it is our single largest expense. We manage this cost by strategic volume purchases and continuously evaluating the most clinically effective drug for cancer type through our Pharmaceutical and Therapeutics Committee.

•	Clinical compensation and benefits, including non-medical personnel, represent our second largest operating expense. These costs are impacted by both micro and macro-economic factors as well as local competition for personnel that could impact costs associated with personnel. In particular, in all of our markets, we have seen significant increases in compensation for qualified nursing resources. We continuously monitor wages period over period to mitigate the impact of variations in industry and macro-economic labor conditions.

•	We lease all of our facilities, therefore real-estate costs are a significant component of our operating costs. We continuously monitor local and national real estate conditions to actively manage our exposure to fluctuating occupancy costs.

Key Non-GAAP Financial Measures We Use to Evaluate Our Performance

Adjusted EBITDA

This filing includes the non-GAAP financial measure “Adjusted EBITDA”. Management views this metric as a useful way to look at the performance of our operations between periods and to exclude decisions on capital investment and financing that might otherwise impact the review of profitability of the business based on present market conditions. Management believes this measure provides an additional way of viewing aspects of the Company’s operations that, when viewed with the GAAP results, provides a more complete understanding of the Company’s results of operations and the factors and trends affecting the business.

Adjusted EBITDA is defined as net income prior to interest income, interest expense, income taxes, and depreciation and amortization, as adjusted to add back certain other non-cash charges that we may record each year, such as stock-compensation expense, as well as non-recurring charges such as expenses incurred related to major operational transitions and transaction costs. We believe these expenses and non-recurring charges are not considered an indicator of ongoing company performance. The measures are used as a supplement to GAAP results in evaluating certain aspects of our business, as described below. We believe Adjusted EBITDA is useful to investors in evaluating our performance because the measure considers the performance of our operations, excluding decisions made with respect to capital investment, financing, and other non-recurring charges as outlined above.

The Company includes Adjusted EBITDA because it is an important measure upon which our management uses to assess the results of operations, to evaluate factors and trends affecting the business, and to plan and budget future periods. However, non-GAAP financial measures should be considered a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. Non-GAAP financial measures used by management may differ from the non-GAAP measures used by other companies, including the Company’s competitors. Management encourages investors and others to review the Company’s financial information in its entirety, and not to rely on any single financial measure. Adjusted EBITDA should not be considered as an alternative to net income as an indicator of our performance or as an alternative to any other measure prescribed by GAAP as there are limitations to using such non-GAAP measures. We compensate for these limitations by providing disclosure of the differences between Adjusted EBITDA and GAAP results, including providing a reconciliation to GAAP results, to enable investors to perform their own analysis of our operating results.

Components of Results of Operations

Patient Service Revenue, net

The Company receives payments from the following sources for services rendered: (i) commercial insurers; (ii) pharmacy benefit managers (“PBMs”); (iii) the federal government under the Medicare program administered by the Centers for Medicare and Medicaid Services (“CMS”); (iv) state governments under Medicaid and other programs, including managed Medicare and Medicaid; and (v) individual patients.

The primary elements of patient service revenue are from fee for service (“FFS”) revenue which includes revenue from required patient infusion and injection treatments, as well as oral prescription drugs. FFS revenue comprise revenues in which we bill and collect for medical services rendered by our physicians or nurse practitioners including office visits and consults. FFS revenue also includes infusion therapies and treatment. FFS revenue consists of fees for medical services provided to patients. Payments for services provided are generally less than billed charges. The Company records revenue net of an allowance for contractual adjustments, which represents the net revenue expected to be collected from third-party payors (including managed care, commercial, and governmental payors such as Medicare and Medicaid), and patients.

These expected collections are based on fees and negotiated payment rates in the case of third-party payors, the specific benefits provided for under each patient’s healthcare plan, mandated payment rates in the case of Medicare and Medicaid programs, and historical cash collections (net of recoveries). The recognition of net revenue (gross charges less contractual allowances) from such services is dependent on certain factors, such as, the proper completion of medical charts following a patient encounter, proper medical coding of the charts, and the verification and authorization of each patient’s eligibility at the time services are rendered as to the payor(s) responsible for payment of such services.

Oral prescription drugs comprise revenues from prescriptions written by our doctors to their patients which are dispensed directly by AON’s specialty pharmacy. Revenue for the oral prescription is based on fee schedules set by various PBMs and other third-party payors. The fee schedule is often subject to direct and indirect remuneration (“DIR”) fees, which are based primarily on adherence and other metrics. DIR fees may be significant and may be assessed in the periods after payments are received against future payments. The Company recognizes revenue, net of estimated DIR fees, at the time the patient takes possession of the oral drug.

HHS grant income

HHS grant income represents a grant from the Department of Health and Human Services as part of a government stimulus program which was designed to assist small businesses during the pandemic and does not require repayment.

Other Revenue

Other revenue is primarily generated from service arrangements with various hospitals systems and data contracts as well as through clinical trials.

Cost of Revenue

Cost of services primarily includes chemotherapy drug costs, clinician salaries and benefits, medical supplies, and clinical occupancy costs. Clinicians include oncologists, advanced practice providers such as physician assistants and nurse practitioners, and registered nurses. Specialty pharmacy costs primarily include the cost of oral medications dispensed from the specialty pharmacy including overhead costs for running a free-standing pharmacy and shipping costs to patients.

General and administrative

Our general and administrative expenses include corporate occupancy costs, technology infrastructure, operations, clinical and quality support, finance, legal, human resources, and business development. Depreciation and amortization expenses are also included in general and administrative expenses. The Company expects its general and administrative expenses to increase over time following the consummation of the Business Combination due to the additional legal, accounting, insurance, investor relations and other costs that the Company will incur as a public company, as well as other costs associated with continuing to grow the business. While we expect general and administrative expenses to increase in the foreseeable future, such expenses on average are expected to decrease as a percentage of revenue over the long term, as the company continues to scale its operations.

Results of Operations

Comparison of the Six Months Ended June 30, 2023 and 2022 Revenue

	Six Months Ended June 30,		Change
(dollars in thousands)	2023	2022	$	%
Patient service revenue, net	$613,486	$546,895	$66,591	12.2%
Other revenue	5,212	5,053	159	3.1%
Total revenue	$618,898	$551,948	$66,750	12.1%

Revenue increased by $66.8 million, or 12.1%, primarily due to a $66.3 million increase in patient service revenue and a $0.4 million increase in other revenue.

Patient service revenue, net

The $66.3 million increase in revenue is primarily attributable to organic growth seen between periods due to an increase of patient encounters of 6.5% driving $54.7 million of the revenue increase. An additional $11.5 million increase in patient services revenue was due to the impact of one acquisition and five affiliate agreements in 2022 which are fully reflected in the six months ended June 30, 2023 as well as one affiliate agreement entered into in June of 2023.

Other revenue

Other revenue increased $0.4 million primarily due to a $0.8 million increase in professional services agreements whereby the Company’s physicians provide services to various hospital systems offset by a $0.6 million decrease in clinical trial revenue.

Operating Expenses

	Six Months Ended June 30,		Change
(dollars in thousands)	2023	2022	$	%
Cost of revenue	$569,933	$513,011	$56,922	11.1%
General and administrative expenses	52,915	42,723	10,192	23.9%
Total costs and expenses	$622,848	$555,734	$67,114	12.1%

Operating expenses increased $67.1 million, or 12.1%, due to a $56.9 million increase in cost of revenue and a $10.2 million increase in general and administrative expenses.

Cost of revenue

Cost of revenue increased $56.9 million which was primarily driven by drug and medical supply costs, due to both increased patient encounters and cost per encounter. The volume of patient encounters at our practices increased cost of revenue by $27.6 million, and the cost per encounter drove a $19.2 million increase. The increased cost of patient encounters was driven by a combination of higher drug and supply costs as well as the drug and service mix patients required. The remaining $9.5 million increase in cost of revenue relates to drug and supply costs from one acquisition and five affiliate agreements in 2022 which are fully reflected in the six months ended June 30, 2023 as well as one affiliate agreement entered into in June of 2023.

General and administrative expense

The $10.2 million increase in general and administrative expenses was primarily driven by a $3.6 million increase in fees to a revenue cycle partner who is managing the optimization of our revenue cycle. Accounting and consulting fees and other expenses related to the Business Combination increased $5.1 million from the comparable prior period. The remaining increase period over period was driven by an increase in depreciation and amortization of $1.2 million.

Other Income (Expense)

	Six Months Ended June 30,		Change
(dollars in thousands)	2023	2022	$	%
Interest expense	$(2,968)	$(1,110)	$(1,858)	167.4%
Interest income	126	55	71	*
Other (expense) income, net	(4,380)	461	(4,841)	(1,050.1%)
Total other expense	$(7,222)	$(594)	$(6,628)	1,115.9%

*       — % not meaningful

Interest expense

The increase in interest expense was due to an increase in interest rates resulting from an increase in the federal funds rate from 1.75% in the second quarter of 2022 to 5.25% in the second quarter of 2023.

Other (expense) income, net

The increase in other expense is attributable to a charge of $5.1 million related to the fair value adjustment of the Class A-1 derivative liability, which was offset by an increase in various sources of nonoperating income.

Income taxes

	Six Months Ended June 30,		Change
(dollars in thousands)	2023	2022	$	%
Income tax expense	$—	$—	$—	*

The Company’s effective income tax rate was 0.0% and 0.0% for the six months ended June 30, 2023 and 2022, respectively. The effective income tax rate for the six months ended June 30, 2023 and 2022 differed from the federal statutory rate primarily due to certain legal entities in the Company’s structure being treated as partnerships for income tax purposes and, therefore, not being subject to income tax. All corporate entities within the Company’s structure continue to maintain a full valuation allowance against their net deferred tax assets.

Comparison of the Years Ended December 31, 2022 and 2021 Revenue

	Year ended December 31,		Change
(dollars in thousands)	2022	2021	$	%
Patient service revenue, net	$1,137,932	$938,242	$199,690	21.3%

	Year ended December 31,		Change
(dollars in thousands)	2022	2021	$	%
Other revenue	11,738	5,505	$6,233	113.2%
Total revenue	$1,149,670	$943,747	$205,923	21.8%

Revenue increased by $205.9 million, or 21.8%, primarily due to a $200.0 million increase in patient service revenue and a $6.2 million increase in other revenue.

Patient service revenue, net

The $200.0 million increase in patient services revenue was primarily due to the impact of five acquisitions and six affiliate agreements, including five in 2021 which are fully reflected in the year ended December 31, 2022, and accounted for $144.0 million of the increase in revenues between the periods.

Organic growth, excluding the acquired practices, drove the remaining increase in revenue. Patient encounters at our practices increased revenue by $10.0 million, and $50.5 million of our increased revenue was attributed to the drug and service mix that patients required based on their clinical diagnoses and treatment plans.

Other revenue

Other revenue increased $6.2 million primarily due to a clinical trial agreement entered into during 2022 and an increase in professional services agreements whereby the Company’s physicians provide services to various hospital systems.

Operating Expenses

	Year ended December 31,		Change
(dollars in thousands)	2022	2021	$	%
Cost of revenue	$1,054,217	$865,788	$188,429	21.8%
General and administrative expenses	89,887	77,048	12,839	16.7%
Total costs and expenses	$1,144,104	$942,836	$201,268	21.3%

Operating expenses increased $201.3 million, or 21.3%, due to a $188.4 million increase in cost of revenue and a $12.8 million increase in general and administrative expenses.

Cost of revenue

Cost of revenue increased $188.4 million which was primarily driven by an increase of $113.4 million of drug and medical supply costs, $3.4 million of occupancy costs, and $17.3 million in clinical compensation and benefits related to the acquisition of five practices and six new affiliate agreements, including five in 2021 which are fully reflected in the year-ended December 31, 2022.

Organic growth, excluding the practices above, drove the remaining increase of drug and medical supply costs within cost of revenue. The volume of patient encounters at our practices increased cost of revenue by $7.7 million, and the cost per encounter drove a $47.1 million increase. The cost of patient encounter was driven by a combination of higher drug and supply costs as well as the drug and service mix patients required.

General and administrative expense

The increase in general and administrative expenses were primarily driven by a $7.0 million increase in corporate compensation due to the termination of the Company’s third party back office provider in 2021 which resulted in ramping up hiring of corporate personnel as well as increases due to the inflationary effects of tight labor markets nationally. Further, there was a $4.7 million increase in IT costs, $4.7 million increase in consulting & accounting fees, and a $1.5 million increase in postage costs. These increases were offset by a decrease of approximately $4.7 million in central service fees as well as a $1.5 million decrease in value-based care costs related to the federal oncology care model which ended in December of 2021.

Other Income (Expense)

	Year ended December 31,		Change
(dollars in thousands)	2022	2021	$	%
Interest expense	$(3,417)	$(1,419)	$(1,998)	140.8%
Interest income	151	127	24	*
Other income, net	289	736	(447)	*
Total other expense	$(2,977)	$(556)	$(2,421)	*

*       — % not meaningful

Interest expense

The increase in interest expense was due to an increase in interest rates resulting from the seven increases in the federal funds rate during 2022.

Other income, net

The decrease of other income, net is primarily attributable to a $0.4 million decrease in sublease rental income.

Income taxes

	Year ended December 31,		Change
(dollars in thousands)	2022	2021	$	%
Income tax expense	$—	$460	$(460)	*

*       — % not meaningful

The Company’s effective income tax rate was 0.0% and 129.33% for the years ended December 31, 2022 and 2021, respectively. The provision for income taxes was $0 and $460 for the years ended December 31, 2022 and 2021, respectively. The change in the provision for income taxes was primarily due to a full valuation allowance on all corporate entities recorded against the Company’s deferred tax assets during 2022.

Comparison of the Years Ended December 31, 2021 and 2020 Revenue

	Year ended December 31,		Change
(dollars in thousands)	2021	2020	$	%
Patient service revenue, net	$938,242	$714,678	$223,564	31.3%
HHS grant income	—	6,841	(6,841)	(100.0)%
Other revenue	5,505	3,224	2,281	70.8%
Total revenue	$943,747	$724,743	$219,004	30.2%

Revenue increased by $219.0 million, or 30.2%, primarily due to a $223.6 million increase in patient service revenue and a $2.3 million increase in other revenue, offset by a $6.8 million decrease in HHS grant income.

Patient service revenue, net

The $223.6 million increase in patient services revenue was primarily due to the impact of 10 acquisitions and one affiliate agreement, including six in 2020 which are fully reflected in the year ended December 31, 2021 and accounted for $199.1 million of the increase in revenues between the periods. Organic growth, excluding the acquired practices, drove the remaining increase in revenue. Increased revenue of approximately $24.9 million was primarily attributable to an increase in patient encounters of 5.8%.

HHS grant income

The decrease in HHS grant income was due to the Department of Health and Human Services providing a one-time grant of $6.8 million in 2020 to support small businesses during the COVID-19 pandemic which is not required to be repaid, but no similar grant was provided in 2021.

Other revenue

Other revenue increased $2.3 million primarily due to an increase in professional services agreements whereby the Company’s physicians provide services to various hospital systems.

Operating Expenses

	Year ended December 31,		Change
(dollars in thousands)	2021	2020	$	%
Cost of revenue	$865,788	$658,638	$207,150	31.5%
General and administrative expenses	77,048	44,033	33,015	75.0%
Total costs and expenses	$942,836	$702,671	$240,165	34.2%

Operating expenses increased $240.2 million, or 34.2%, due to a $207.2 million increase in cost of revenue and a $33.0 million increase in general and administrative expenses.

Cost of revenue

Cost of revenue increased $207.2 million which was primarily driven by an increase of $153.2 million of drug and medical supply costs, $4.6 million of occupancy costs, and $24.9 million in clinical compensation and benefits related to the acquisition of 10 practices and one new affiliate agreement, including six in 2020 which are fully reflected in the year-ended December 31, 2021.

Organic growth, excluding the practices above, drove the remaining increase of drug and medical supply costs within cost of revenue. Patient encounters rose 5.8% at our practices and were the primary driver of the increased cost of revenue, resulting in an increase in costs of approximately $27.3 million. This increase was partially offset by a combination of lower drug and supply costs due to the service mix that patients required, resulting in an approximately $9.7 million reduction in costs when compared to the prior period. Further, an $8.2 million increase in organic practice costs was attributable to the inflationary effects of tight labor markets nationally.

General and administrative expense

The increase in general and administrative expense was primarily driven by the Company’s transition from a third party back office provider in 2021. This led to an increase of $25.6 million in costs due to the hiring of administrative and corporate personnel as well as a $10.6 million increase in other related transition costs. Additionally, there was a $3.6 million increase in compensation and benefits attributable to the inflationary effects of tight labor markets nationally, $2.7 million increase in rent and depreciation and amortization expense, $1.4 million in expenses associated with the Value Based Care program, as well as approximately $3.0 million increase of other G&A costs. This was partially offset by a decrease of $13.9 million in central service fees paid when the Company outsourced its back-office functions to a third-party.

Other Income (Expense)

	Year ended December 31,		Change
(dollars in thousands)	2021	2020	$	%
Interest expense	$(1,419)	$(1,116)	$(303)	27.2%
Interest income	127	32	95	*
Other income, net	736	180	556	*
Total other expense	$(556)	$(904)	$348	(38.5)%

*       — % not meaningful

Interest expense

The increase in interest expense was due to an increase of $27.2 million in long-term borrowings offset by a decrease in interest rate, as a result of refinancing our credit agreement in the second quarter of 2021.

Other income, net

The increase of other income is primarily attributable to a $0.4 million increase in sublease rental income.

Income taxes

	Year ended December 31,		Change
(dollars in thousands)	2021	2020	$	%
Income tax expense (benefit)	$460	$(783)	$1,243	(158.7)%

The Company’s effective income tax rate was 129.33% and (3.71%) for the years ended December 31, 2021 and 2020, respectively. The increase in income tax expense was primarily due to a significant decrease in pre-tax income from 2020 to 2021 attributable to the Company’s legal entities treated as partnerships for income tax purposes. As partnerships, these legal entities are not subject to income tax, which significantly impacts state taxes and nontaxable passthrough LLC income. Additionally, the Company established a full valuation allowance against its net deferred taxes at one of its corporate entities during 2021.

Our Adjusted EBITDA for recent comparative periods is presented as follows:

Comparison of the Six Months Ended June 30, 2023 and 2022

The following table provides a reconciliation of net income, the most closely comparable GAAP financial measure, to Adjusted EBITDA:

	Six Months Ended June 30,		Change
(dollars in thousands)	2023	2022	$	%
Net loss	$(11,591)	$(4,380)	$7,211	(164.6)%
Interest expense, net	2,968	1,110	1,858	167.4%
Depreciation and amortization	4,308	3,159	1,149	36.4%
Non-cash stock compensation	—	10	(10)	(100.0)%
Operational transformation*	—	1,174	(1,174)	(100.0%)
Gain/loss on derivative liabilities	5,066	—	5,066	100.0%
Transaction costs	5,282	—	5,282	100.0%
Adjusted EBITDA	$6,033	$1,073	$4,960	462.5%

* Personnel costs associated with rationalization of our central services cost structure.

Adjusted EBITDA was $6.0 million for the six months ended June 30, 2023 as compared to $1.1 million for the six months ended June 30, 2022. The increase in Adjusted EBITDA was primarily due to the add back of the loss on derivatives in the amount of $5.1 million, an increase in certain non-recurring transaction costs related to the Business Combination in the most recent period of $5.3 million as well as $1.1 million of additional depreciation and amortization and $1.9 million of additional interest expense. These amounts were offset by an increase in the net loss of $7.2 million and $1.2 million of non-recurring operational transformation expenses incurred in 2022.

Comparison of the Years Ended December 31, 2022 and 2021

The following table provides a reconciliation of net income, the most closely comparable GAAP financial measure, to Adjusted EBITDA:

	Year Ended December 31,		Change
(dollars in thousands)	2022	2021	$	%
Net income	$2,589	$(105)	$2,694	*
Interest expense, net	3,266	1,292	1,974	152.8%
Depreciation and amortization	6,719	6,079	640	10.5%
Income tax expense (benefit)	0	460	(460)	(100.0)%
Non-cash stock compensation	—	20	(20)	(100.0)%
Insourcing transition expenses**	—	1,886	(1,886)	(100.0)%
Other***	510	—	510	100.0%
Operational transformation****	1,726	—	1,726	100.0%
Transaction costs	3,277	—	3,277	100.0%
Adjusted EBITDA	$18,087	$9,632	$8,455	87.8%

*	% not meaningful

**	These expenses relate to incremental costs associated with our transition from a third-party back- office service provider to internal resources.

***	Costs incurred related to Hurricane Ian.

****	Personnel costs associated with rationalization of our central services cost structure.

Adjusted EBITDA was $18.1 million for the year ended December 31, 2022 as compared to $9.6 million for the year ended December 31, 2021. The increase in Adjusted EBITDA was primarily due to an increase in net income of approximately $2.7 million. Additionally, the Company incurred certain non-recurring expenses in the most recent period related to Hurricane Ian of approximately $0.5 million, operational transformation costs of $1.7 million, and personnel costs associated with the rationalization of our central services cost structure of $3.3 million, as well as $0.6 million of additional depreciation and amortization. This was partially offset by the non-recurrence of costs associated with our prior year insourcing efforts. As the number of oncology practices we have acquired has grown, and continues to grow, we have focused our resources in recent periods on building a sustainable, scalable, operating platform. This has included adding headcount and processes that we believe will allow us to continue to add additional physician practices without requiring this level of costs. The results of these efforts have led to compressed operating margins and reduced Adjusted EBITDA in the current period; however, we believe this positions us for profitable growth as we continue to expand our clinical footprint through both acquisitions and organic growth.

Comparison of the Years Ended December 31, 2021 and 2020

The following table provides a reconciliation of net income, the most closely comparable GAAP financial measure, to Adjusted EBITDA:

	Year Ended December 31,		Change
(dollars in thousands)	2021	2020	$	%
Net income	$(105)	$21,951	$(22,056)	(100.5)%
Interest expense, net	1,292	1,084	208	19.2%
Depreciation and amortization	6,079	3,656	2,423	66.3%
Income tax expense (benefit)	460	(783)	1,243	(158.8)%
Non-cash stock compensation	20	20	—	—
Insourcing transition expenses**	1,886	—	1,886	*
Adjusted EBITDA***	$9,632	$25,928	$(16,296)	(62.9)%

*	% not meaningful

**	These expenses relate to incremental costs associated with our transition from a third-party back-office service provider to internal resources.

Adjusted EBITDA was $9.6 million for the year ended December 31, 2021 as compared to $25.9 million for the year ended December 31, 2020. The decrease in Adjusted EBITDA was primarily due to a reduction in net income of approximately $22.1 million. The reduction in net income resulted from, in large part, due to the Department of Health and Human Services providing a one-time grant of $6.8 million in 2020 to support small businesses during the COVID-19 pandemic which is not required to be repaid, but no similar grant was provided in 2021. As the number of oncology practices we have acquired has grown, and continues to grow, we have focused our resources in recent periods on building a sustainable, scalable, operating platform. This has included adding headcount and processes that we believe will allow us to continue to add additional physician practices without requiring this level of costs. The results of these efforts have led to compressed operating margins and reduced Adjusted EBITDA in the current period; however, we believe this positions us for profitable growth as we continue to expand our clinical footprint through both acquisitions and organic growth.

Liquidity and Capital Resources

General

To date, the Company has financed its operations principally through the issuance of membership units and long-term debt, and to a lesser extent, cash flows from operations. As discussed below, on June 7, 2023, the Company entered into an agreement to issue Class C Preferred Units for net proceeds of approximately $64.5 million. As of June 30, 2023, the Company had $72.7 million of cash and cash equivalents, $10.0 million of short-term marketable securities, $81.3 million in outstanding long-term indebtedness, and $1.0 million of availability under its PNC Line of Credit.

The Company may incur operating losses and generate negative cash flows from operations for the foreseeable future due to the investments management intends to continue making in expanding operations and sales and marketing and due to additional general and administrative expenses management expects to incur in connection with operating as a public company. As a result, the Company may require additional capital resources to execute strategic initiatives to grow the business.

Management believes that the cash on hand, cash proceeds from the Class C issuance, and additional cash from the Business Combination will be sufficient to fund the Company’s operating and capital needs for at least the next 12 months. The Company’s actual results may vary due to, and its future capital requirements will depend on, many factors, including its organic growth rate and the timing and extent of acquisitions of new clinics and expansion into new markets. The Company may in the future enter into arrangements to acquire or invest in complementary businesses. The Company could use its available capital resources sooner than management currently expects. The Company may be required to seek additional equity or debt financing.

Significant Financing Transactions

2020 Sale of Class A-1 Equity

In March of 2020, the Company sold 730 Class A-1 Units for gross proceeds of $30.0 million. Offering related costs of approximately $1.5 million were incurred, resulting in net proceeds to AON of approximately $28.5 million, which are recorded as a capital contribution in the Consolidated Statements of Members’ Equity. The proceeds from the investment were used primarily for capital expenditures and to fund additional acquisitions of physician practices.

2020 Debt Financing Activity

During 2020, the Company held various term loans with Truist Bank which were primarily used to finance acquisitions of various physician practices since the Company’s inception. The term loans, all of which had the same terms and provisions, were seven-year loans which required interest only payments for the first two years of the loan term. The base interest rate is the one-month LIBOR rate plus an applicable margin of 1.45% (1.60% at December 31, 2020). The Company made approximately $0.6 million in interest payments during 2020 on this loan. There was approximately $26.5 million outstanding as of December 31, 2020 related to these loans.

The Company also modified its existing revolving credit arrangement with Truist Bank during 2020. The original revolving line of credit was modified to extend the maturity date from April 2020 to September 2021, reduce the credit limit from $27.0 million to $10.0 million, and increase the interest rate applicable to all amounts outstanding under the revolver from one-month LIBOR plus 1.3% to one-month LIBOR plus 3.6% or 4.35%. The Company had $10.0 million outstanding related to the revolving line of credit with Truist Bank as of December 31, 2020.

2021 Debt Financing Activity

On April 30, 2021 the Company entered into the PNC Loan Facility (“Facility”) which was collateralized by the Company’s assets and outstanding patient accounts receivable. The Facility is guaranteed on a limited basis by the Company and shareholder of AON Partners and Partners of Maryland. The Facility is interest- only with total principal due upon maturity on April 30, 2024. Interest accrues at one-month LIBOR or an alternate base rate plus 1.45%. The Company received $65.0 million in proceeds (less related fees) under the Facility. The Company utilized $34.6 million of the proceeds to pay off the Truist Term Loans and Truist Revolver. The remaining funds were made available for working capital and acquisitions of additional physician practices. The Company paid approximately $1.4 million in interest payments in 2021.

On April 30, 2021, the Company also entered into a $5.0 million revolving line of credit agreement (“PNC Line of Credit”). The PNC Line of Credit has an expiration date of April 30, 2024 and bears interest at a rate per annum equal to the sum of the daily LIBOR rate plus 1.65% or an alternate base rate plus .65% and is due on the first day of each month beginning June 1, 2021. Any outstanding principal and accrued interest will be due on the expiration date. Beginning July 1, 2021, quarterly bank fees equal to 1.65% per day per annum will be due in arrears and will continue on the first day of each quarter thereafter. All debt related to the PNC Line of Credit is collateralized by the Company’s assets. From the date the PNC Line of Credit was executed through December 31, 2021, no draws had been made.

On July 29, 2021, the Company amended the PNC Loan Facility increasing the Facility Limit from $65.0 million to $75.0 million.

2022 Debt Financing Activity

In 2022, the Company amended the PNC Facility and Line of Credit agreements. The primary changes included an increase of the Facility limit from $75.0 million to $125.0 million, a decrease of the PNC Line of Credit amount from $5.0 million to $1.0 million, interest charges to be calculated based on the Bloomberg Short-Term Bank Yield Index plus 1.65% and certain financial covenants. As part of the amendments, the Company drew an additional $16.3 million in proceeds under the Facility.

The total amount outstanding under the PNC Facility as of June 30, 2023 and December 31, 2022 was $81.3 million, at an interest rate of 6.63% as of June 30, 2023. No amounts were drawn down on the PNC Line of Credit as of June 30, 2023 and December 31, 2022.

2023 Sale of Class C Equity

On April 27, 2023, AON and the AON Class C Preferred Investor entered into a Unit Purchase Agreement, which they subsequently amended and restated on June 7, 2023 (as amended, the “Unit Purchase Agreement”), which provides for an investment of at least $65.0 million with an option to increase the investment to $75.0 million in connection with the issuance of AON Class C Convertible Preferred Units (“AON Class C Units”) to the AON Class C Preferred Investor.

Pursuant to the Unit Purchase Agreement, on June 7, 2023, the AON Class C Preferred Investor purchased, and AON issued and sold to the AON Class C Preferred Investor, 2,459 AON Class C Units at an aggregate purchase price of $65.0 million. Under the Unit Purchase Agreement, the AON Class C Preferred Investor has an option to purchase an additional 378 AON Class C Units until the closing of the Business Combination (the “Closing”), at a purchase price of $26,432 per Unit. In connection with the Class C Unit sale, AON amended and restated its operating agreement, to among other things, authorize 2,837 AON Class C Units of which 2,459 were outstanding as of June 30, 2023 to the AON Class C Preferred Investor.

2023 Debt Financing Activity

On June 30, 2023, the Company entered into Amendment No. 7 to its PNC Loan Facility which primarily extended the maturity date of the Facility from April 30, 2024 to June 30, 2026.

Cash Flows

Historical information regarding sources of cash and capital expenditures in recent periods and analysis of those sources and uses is provided below.

Cash flows for the six months ended June 30, 2023 and 2022 were as follows:

	Six Months Ended June 30,		Change
(dollars in thousands)	2023	2022	$	%
Net cash used in operations	$(2,271)	$(9,998)	$7,727	(77.3)%
Net cash used in investing activities	(6,309)	(12,137)	5,828	(48.0)%
Net cash provided by financing activities	54,362	15,864	38,498	242.7%

Cash flows from operating activities

Net cash used in operating activities was $2.3 million during the six months ended June 30, 2023 compared to $10.0 million for the comparable period for 2022. The $7.7 million period over period improvement was primarily attributable to:

•	The improvement in cash flows period over period resulting from a $5.5 million improvement in net changes to working capital components.

•	The impacts from changes in the Medicare advance payments liability, which had no impact on cash flows in the six-month period ended June 30, 2023, but had a $3.7 negative impact in the six-month period ended June 30, 2022.

•	These improvements were partially offset by a $1.6 million reduction in cash provided by net loss including the effects of non-cash reconciling items.

Cash flows from investing activities

Net cash used in investing activities was $6.3 million for the six months ended June 30, 2023 compared to $12.1 million for the comparable period for 2022. The decrease in cash used period over period was primarily attributable to the following:

•	Purchases of marketable securities for the six months ended June 30, 2023 of $2.3 million were offset by sales of marketable securities of $2.2 million. Purchases of marketable securities for the six months ended June 30, 2022 were $10.0 million offset by sales of $0.3 million during this period. This difference resulted in a $9.7 million decrease in cash used between periods.

•	The decrease in cash used was offset by a $4.1 million increase in purchases of property and equipment during the six months ended June 30, 2023 compared to 2022.

Cash flows from financing activities

Net cash provided by financing activities was $54.4 million for the six months ended June 30, 2023 compared to net cash provided of $15.9 million for the comparable period for 2022. The period over period increase in cash flows from financing activities was primarily attributable to the issuance of Class C Units which resulted in net proceeds of $64.2 million. This was offset by preferred return distributions to Class A and A-1 members of $8.1 million. The increase in 2023 was further offset by the reduction in borrowings on long-term debt, which were $16.3 million in the prior period and $0.0 during the six months ended June 30, 2023. There were no debt repayments during the period ended June 30, 2023.

Cash flows for the years ended December 31, 2022 and December 31, 2021 were as follows:

	Year ended December 31,		Change
(dollars in thousands)	2022	2021	$	%
Net cash used in operations	$(6,784)	$(26,338)	$19,554	(74.2)%
Net cash used in investing activities	(13,991)	(10,694)	(3,297)	30.8%
Net cash provided by financing activities	15,347	26,544	(11,197)	42.2%

Cash flows from operating activities

Net cash used in operating activities was $6.8 million during the year ended December 31, 2022 compared to $26.3 million for the comparable period for 2021. The $19.6 million period over period improvement was primarily attributable to:

•	The impacts from the reduction in the Medicare advance payments liability, which was reduced from$ 3.7 million as of December 31, 2021 to $0.0 as of December 31, 2022, resulting in a $3.7 million use of cash for the twelve-months ended December 31, 2022. This compared to the reduction in the same liability of $13.5 million from December 31, 2020 to December 31, 2021, which resulted in a $13.5 million use of cash in the twelve months ended December 31, 2021. The difference in this liability reduction is a net increase in operating cash flows of approximately $9.8 million when comparing the periods.

•	The improvements in period over period cash flows from operations also include an increase in cash generated from operating activities as a result of the cash flow impacts of net income, after giving effect to non-cash reconciling items, of $11.8 million for the twelve months ended December 31, 2022 when compared to December 31, 2021. This improvement was primarily attributable to a$ 10.4 million non-cash adjustment due to the amortization of right-of-use assets added as part of the adoption of Accounting Standards Codification 842 — Leases as well as a $2.7 million increase in net income.

•	The above is partially offset by approximately $1.9 million increase in use of cash related to the net impact of working capital changes between the periods.

Cash flows from investing activities

Net cash used in investing activities was $14.0 million for the year ended December 31, 2022 compared to $10.7 million for the comparable period for 2021. The increase in cash used period over period was primarily attributable to purchases of marketable securities of $12.6 million for the year ended December 31,2022, offset by proceeds from sales of marketable securities of $2.7 million. There were no purchases or sales of marketable securities during the comparable period.

The increase in cash used above was partially offset by the following:

•	Purchases of property and equipment was $7.2 million for the year ended December 31, 2022, lower than $8.3 million for the comparable period. Acquisition of physician practices decreased approximately $3.2 million period over period.

•	An increase of $1.4 million in proceeds related to the disposal of property and equipment period over period.

Cash flows from financing activities

Net cash provided by financing activities was $15.3 million for the year ended December 31, 2022 compared to $26.5 million for the comparable period for 2021. The period over period decrease in cash flows from financing activities was primarily attributable to:

•	Borrowing on long-term debt was $16.3 million for the twelve months ended December 31, 2022 compared to $65.0 million in the comparative period. The amounts in 2021 were related to the PNC Loan Facility, and the amounts in 2022 are related to $16.3 million which was borrowed when the Company entered into an amendment to the PNC Loan Facility which increased the Facility limit to $125 million.

•	The period over period reduction in cash provided was offset by the repayment of $37.1 million of long-term debt (from the prior Truist Loan and Revolver, which was extinguished in 2021 with the issuance of our PNC Loan Facility) during the twelve months ended December 31, 2021. There was no debt repayment in the twelve months ended December 31, 2022.

Off Balance Sheet Arrangements

As of the date of this current report on Form 8-K, AON does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors. The term “off-balance sheet arrangement” generally means any transaction, agreement or other contractual arrangement to which an entity unconsolidated with AON is a party, under which it has any obligation arising under a guarantee contract, derivative instrument or variable interest or a retained or contingent interest in assets transferred to such entity or similar arrangement that serves as credit, liquidity or market risk support for such assets.

AON does not engage in off-balance sheet financing arrangements.

Material Cash Requirements

Based on the Company’s borrowings under the long-term debt arrangement as of June 30, 2023, the Company expects future cash outflows related to interest expense (based on Bloomberg Short-Term Bank Yield Index rate of 6.63% as of June 30, 2023) of $2.7 million for the remainder of 2023 and $5.4 million in 2024.

The Company also expects a cash outflow of $81.3 million related to the repayment of principal when the PNC Loan Facility matures in June of 2026.

The Company expects the following cash flows related to operating leases with third parties: $2.9 million in 2023, $7.7 million in 2024, $6.7 million in 2025, $6.3 million in 2026, $5.6 million in 2027, and $12.5 million thereafter.

The Company expects the following cash flows related to operating leases with related parties: $1.3 million in 2023, $2.6 million in 2024, $2.5 million in 2025, $2.6 million in 2026, $2.4 million in 2027, and $3.0 million thereafter.

Cash outflows related to certain vendor contracts with committed expenditures are expected to total approximately $3.0 million. The timing of the expenditures is as follows: $1.5 million in 2023, and $1.5 million in 2024.

The Company does not have any significant supply or other arrangements which result in material cash requirements other than as described above.

Critical Accounting Policies and Estimates

The accompanying consolidated financial statements have been prepared in accordance with GAAP. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Significant estimates and assumptions are involved in the calculation of the Company’s allowance for contractual adjustments and allowances for uncollectible on accounts receivable, liabilities for provider compensation, and accrued insurance claim reserves. Actual results could differ from those estimates.

Variable Interest Entities

AOMC is a wholly owned subsidiary of the Company and neither AOMC nor the Company has ownership interest in AON Partners and Partners of Maryland. Both AON Partners and Partners of Maryland are fully owned by physicians. The Company operates its physician practices through the MSAs and other contractual agreements between AOMC, AON Partners, and Partners of Maryland. The responsibilities of AOMC include, but are not limited to negotiating provider and payor contracts, employment and compensation decisions, billing and collections, furnishing all supplies and equipment necessary for the respective practice’s operations as well as, necessary real estate, contracting on behalf of AON Partners and Partners of Maryland, entering into leases, holding a power of attorney to perform the above activities, preparing, maintaining and administering all accounting records (including financial reporting), expense payment, and maintenance of all information systems/software. The Company is paid a management fee to compensate AOMC for the services provided. AON Central Services is 80% physician owned and 20% owned by AON LLC. AOMC entered into an agreement with AON Central Services, effective January 1, 2023, for AOMC to provide qualified non-clinical and non-medical employees to AOMC to support the operation of the physician practices. AOMC pays a monthly management fee to AON Central Services equal to the aggregate cost of compensation, benefits and all other costs related to these employees.

Based on various quantitative and qualitative factors, including assessment of certain services performed and relationships held above, management has determined that AON Partners, Partners of Maryland and AON Central Services are all variable interest entities and AOMC is the primary beneficiary who holds the decision-making rights over the activities that most significantly impact AON Partners, Partners of Maryland and AON Central Services’ economic performance through the MSAs and other contractual agreements. Accordingly, the results of AON Partners, Partners of Maryland and AON Central Services have been consolidated with the Company for all periods presented. During the first quarter of 2023, Meaningful Insights Biotech Analytics, LLC (“MIBA”) was established which is also considered a VIE; however, as of June 30, 2023, it had immaterial activity.

Segment Reporting

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision-maker (the “CODM”). The Company’s CODM is its chief executive officer who reviews financial information together with certain operating metrics principally to make decisions about how to allocate resources and to measure the Company’s performance. The Company has one operating segment and one reportable segment that are structured around the organizational management of oncology practice operations. All revenues and assets are in the United States.

Revenue Recognition

Revenue is recognized under Accounting Standards Update (“ASU”) 2014-09 Revenue from Contracts with Customers (“Topic 606”). The Company determines the transaction price based upon standard charges for goods and services with anticipated consideration due from patients, third-party payors (including health insurers and government agencies) and others. The Company’s revenue is primarily derived from patient service revenues, which encompass oncology services provided during patient encounters and shipments of pharmacy prescriptions. Performance obligations for the Company’s services provided to patients and most procedures, are satisfied over the time of visit which is the same day services are performed. Performance obligations relating to pharmacy revenue are considered fully satisfied at a point in time upon the customer receiving delivery of the prescription. Accordingly, the Company does not anticipate a significant amount of revenue from performance obligations satisfied (or partially satisfied) in previous periods.

As services are performed and prescriptions are shipped, timely billing occurs for services rendered and prescriptions shipped less discounts provided to uninsured patients and contractual adjustments to third-party payors based upon prospectively determined rates and discounted charges. Payment is requested at the time of service for self-paying patients and for patients covered by third-party payors that are responsible for paying deductibles and coinsurance.

The Company monitors revenue and receivables to prepare estimated contractual allowances for the anticipated differences between billed and reimbursed amounts. Payments from third-party payors and Government programs including Medicare and Medicaid may be subject to audit and other retrospective adjustments. Such amounts are considered on an estimated basis when net patient revenue is recorded and are adjusted as final adjustments are determined.

The Company has a system and estimation process for recording Medicare net patient service revenue and estimated recoupments as it relates to value-based care (“VBC”) revenue included in patient service revenue on the Consolidated Statements of Operations and Comprehensive Income (Loss). The Company’s VBC revenue is primarily generated through its participation in the CMS Oncology Care Model (“OCM”) which is an episode-based payment model to promote high-quality cancer care. Participants enter six-month episode periods, and the Company bills a monthly fee during the six-month period based on a fixed rate per participant per month and the total number of participants. Certain quality and compliance metrics are tracked as part of the program and submitted to CMS at the end of the episode period which may result in recoupment of funds. The Company estimates the recoupment amount by developing a recoupment percentage for each period based on historical known recoupment from CMS and applies the recoupment percentage against total fees for the period. Based on the estimate, the Company accrues a liability representing the expected final recoupments based on historical settlement trends.

Accounts Receivable

Accounts receivable from patients are carried at the original charge for the services provided, and an adjustment is made to the receivable in a contra account based on the historical collection rate for the provider and payor combination. This adjustment takes into consideration any allowance for doubtful accounts. Management determines the allowance for uncollectible accounts based on historical experience.

Business Combinations

The Company evaluates acquired practices in accordance with ASU 2017-01, Business Combinations (Topic 805) — Clarifying the Definition of a Business. This standard clarifies the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions or disposals of assets or businesses. Because substantially all of the value of each acquired practice did not relate to a similar group of assets and as each acquired practice contained both inputs and processes necessary to provide economic benefits to the Company, it was determined that each acquisition represents a business combination. Therefore, the transactions have been accounted for using the acquisition method of accounting, which requires, with limited exceptions, that assets acquired, and liabilities assumed be recognized at their estimated fair values as of the acquisition date. Any excess of the consideration transferred over the estimated fair values of the net assets acquired is recorded as goodwill. Transaction costs related to business combinations are expensed in the period in which they are incurred.

Leases

The Company’s lease portfolio primarily consists of office and equipment leases for its practice facilities. The Company evaluates whether a contract is or contains a lease at contract inception. A lease exists when a contract conveys to the customer the right to control the use of identified property or equipment for a period of time in exchange for consideration. The definition of a lease embodies two conditions: 1) there is an identified asset in the contract that is land or a depreciable asset (i.e., property, plant, and equipment); and 2) the customer has the right to control the use of the identified asset. ASC 842 requires a lessee to discount its unpaid lease payments using the interest rate implicit in the lease or, if that rate cannot be readily determined, its incremental borrowing rate. As the Company’s operating leases do not generally provide an implicit rate, the incremental borrowing rate is used based on the information available at commencement date in determining the present value of lease payments. The incremental borrowing rate for a lease is the rate of interest the Company would have to pay on a collateralized basis to borrow an amount equal to the lease payments under similar terms. The lease term for all of the Company’s operating leases include the noncancellable period of the lease plus any additional periods covered by either a lessee option to extend (or not to terminate) the lease that the lessee is reasonably certain to exercise, or an option to extend (or not to terminate) the lease controlled by the lessor. Lease payments included in the measurement of the operating lease right-of-use (“ROU”) assets and lease liabilities are comprised of fixed payments (including in- substance fixed payments), variable payments that depend on an index or rate, and the exercise price of a lessee option to purchase the underlying asset if the lessee is reasonably certain to exercise.

The operating lease ROU assets are initially measured at cost, which comprises the initial amount of the lease liability adjusted for lease payments made at or before the lease commencement date, plus any initial direct costs incurred less any lease incentives received. The operating lease ROU assets are subsequently measured throughout the lease term at the carrying amount of the lease liability, plus initial direct costs, plus (minus) any prepaid (accrued) lease payments, less the unamortized balance of lease incentives received. Lease expense for lease payments is recognized on a straight-line basis over the lease term. The operating lease liabilities are initially measured at the present value of the unpaid lease payments at the lease commencement date.

Professional Liability

The Company maintains an insurance policy for exposure to professional malpractice insurance risk beyond selected retention levels. Reserves are established for estimates of the loss that will ultimately be incurred on claims that have been reported but not paid and claims that have been incurred but not reported. These reserves are established based on consultation with a third-party actuary. The actuarial valuations consider a number of factors, including historical claims payment patterns, changes in case reserves and the assumed rate of increase in healthcare costs. Management believes the use of actuarial methods to account for these reserves provides a consistent and effective way to measure these subjective accruals. However, due to the sensitive nature of this estimation technique, recorded reserves could differ from ultimate costs related to these claims due to changes in claims reporting, claims payment and settlement practices and differences in assumed future cost increases. Accrued unpaid claims and expenses that are expected to be paid within the next twelve months are classified as current liabilities and included in accrued other. All other accrued unpaid claims and expenses are classified as long-term liabilities and included in other long-term liabilities. Insurance recoveries associated with the unpaid claims are classified as long-term assets included in other assets.

Fair Value of Financial Instruments

Fair value is the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants on the measurement date.

Accounting guidance establishes a three-level hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability on the measurement date. The three levels are defined as follows:

Level 1	Inputs to the valuation methodology are quoted prices (unadjusted) for an identical asset or liability in an active market.

Level 2	Inputs to the valuation methodology include quoted prices for a similar asset or liability in an active market or model-derived valuations in which all significant inputs are observable for substantially the full term of the asset or liability.

Level 3	Inputs to the valuation methodology are unobservable and significant to the fair value measurement of the asset or liability. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the placement of assets and liabilities being measured within the fair value hierarchy.

Our financial instruments include cash, short-term marketable securities, accounts receivable, notes receivable, accounts payable, accrued expenses, long-term debt and contractual agreements that resulted in derivative liabilities. Our nonfinancial assets such as property and equipment are not measured at fair value on a recurring basis; however, they are subject to fair value adjustments in certain circumstances, such as when there is evidence that impairment may exist.

The carrying amounts of cash, accounts receivable, accounts payable, notes receivable, and accrued expenses approximate their fair value because of the short-term maturity and highly liquid nature of these instruments. We determine the fair value of long-term debt and marketable securities based on various factors including maturity schedules and current market rates.

The fair value of our derivative liabilities was determined using Level 3 inputs. The fair value was estimated using the Black-Scholes Option Pricing model or the “with and without” valuation approach. There were no transfers between any levels of the hierarchy during any periods presented.

Quantitative and Qualitative Disclosures About Market Risk

Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily a result of exposure due to potential changes in inflation or interest rates. We do not hold financial instruments for trading purposes.

Interest Rate Risk

Certain of AON’s outstanding indebtedness bears interest at a floating rate. As a result, AON may be exposed to fluctuations in interest rates to the extent of its borrowings under these arrangements. AON does not currently engage in any hedging or derivative instruments to attempt to offset this risk. Based on the total amount of variable debt outstanding as of June 30, 2023, if the Bloomberg Short-Term Bank Yield Index increased by 1.0% due to normal market conditions, AON’s interest expense will increase by approximately $0.8 million per annum.

AON had $81.3 million of borrowings under loans with variable rates as of June 30, 2023.

Inflation Risk

The healthcare industry is very labor intensive and salaries and benefits are subject to inflationary pressures, as are drug and medical supplies costs, medical equipment and other costs. The nationwide shortage of nurses and other clinical staff and support personnel has been a significant operating issue facing us and other healthcare providers. In particular, like others in the healthcare industry, we have experienced a shortage of nurses and other clinical staff and support personnel in certain geographic areas, which was largely driven by the COVID-19 pandemic. Nationally, the increase demand for healthcare workers has in some regions, required us to offer one-time retention bonuses, pay premium wages above standard compensation for essential workers, and even utilize higher cost temporary labor. This staffing shortage may require us to further enhance wages and benefits to recruit and retain nurses and other clinical staff and support personnel or require us to hire expensive temporary personnel. We have also experienced cost increases related to the procurement of medical supplies and equipment as well as construction of new facilities and additional capacity added to existing facilities. Our ability to pass on increased costs associated with providing healthcare to Medicare and Medicaid patients is limited due to various federal, state and local laws which have been enacted that, in certain cases, limit our ability to increase prices.

We minimize the impact of inflation on our labor, drug, and supply costs primarily through maintaining strong relationship with our suppliers and GPO and renegotiated contracts with our payors. In addition, AOP has a Pharmacy and Therapeutics Committee (“P&T Committee”) that meets biweekly to evaluate and modify the preferred drug formulary. The P&T Committee considers the following in its formulary recommendations: 1) evidence-based research demonstrating favorable clinical outcomes of such treatment; 2) potential adverse events or side effects of such treatment; and 3) cost of such treatment to the applicable stakeholder (patient and payor).